Exhibit 99.1

NEWS RELEASE
CONTACT: Philip G. Franklin Vice President, Operations Support & CFO (773) 628-0810
LITTELFUSE RAISES GUIDANCE FOR FOURTH QUARTER
     CHICAGO, January 12, 2010 — Littelfuse, Inc. (NASDAQ:LFUS) today announced revised guidance for the fourth quarter of 2009 as follows:
•	Sales for the fourth quarter of 2009 are now expected to be approximately $128 million, which represents 21% growth over the prior year. Previous guidance indicated year-over-year growth of 10% to 16%.
•	The company expects to report earnings for the fourth quarter of 2009 of $0.49 to $0.52 per diluted share. Previous guidance called for earnings in the range of $0.33 to $0.46 per diluted share.
     “Electronics and automotive sales are exceeding our expectations in all regions due primarily to the strength of the global economic recovery,” said Gordon Hunter, Chief Executive Officer. “Our operations teams have responded well to this higher demand with well-executed production ramp-ups across most product lines.”
     “Our margins continue to improve as expected at these higher sales levels, reflecting our leaner cost structure and reduced breakeven point,” said Phil Franklin, Chief Financial Officer.
     No conference call will be held in conjunction with this revised guidance. Littelfuse is scheduled to release financial results for the fourth quarter on Monday, February 8, 2010.
About Littelfuse
      As the worldwide leader in circuit protection products and solutions with annual sales of $530.9 million in 2008, the Littelfuse portfolio is backed by industry-leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Chicago, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, Canada, China, England, Germany, Hong Kong, India, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
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     For more information, please visit Littelfuse’s web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 27, 2008. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 27, 2008.
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